Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Lev Janashvili Vice President, Investor Relations Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	lev.janashvili@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS FOURTH QUARTER AND

FULL YEAR 2005 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, March 1, 2006 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the fourth quarter and year ended December 31, 2005. For the fourth quarter of 2005, the Company reported revenues of $2.7 million and a net loss of $5.3 million. For the year ended December 31, 2005, the Company reported revenues of $8.8 million and a net loss of $20.2 million. As of December 31, 2005, cash and cash equivalents totaled $47.8 million.

P. Kay Wagoner, Ph.D., Chief Executive Officer, noted, “2005 was a year of significant achievements for Icagen. During the year, we initiated the ASSERT study, the largest study of a potential new drug conducted for patients with sickle cell disease since the landmark Multicenter Study of Hydroxyurea conducted in the mid-1990’s. This pivotal Phase III clinical trial of ICA-17043, representing the first novel pharmaceutical initially developed for the chronic oral treatment of sickle cell disease in late stage development, is now well underway. In addition, during 2005 the Company executed an initial public offering despite challenging conditions in the equity capital markets, raising the funds necessary to drive the continued progress of this important program, while also advancing the Company’s earlier stage pipeline. As we begin 2006, we are excited about the coming year, particularly with regard to the continued progress of our sickle cell disease program, as well as the continued development of our other programs, including our novel approach to epilepsy and neuropathic pain, all based upon our core ion channel technology platform.”

Pipeline Update

ICA-17043 for Sickle Cell Disease

-

During the fourth quarter of 2005, the Company continued patient and site enrollment in its pivotal Phase III clinical trial of ICA-17043. ICA-17043 has both orphan drug designation and fast-track status. This trial is designed to be a randomized, double-blind, placebo-controlled study in 300 patients. The primary endpoint for this study is vaso-occlusive crisis rate in the ICA-17043 arm versus vaso-occlusive crisis rate in the placebo arm. The Company is conducting the study at approximately 65 sites across the U.S. and in selected other countries. The study design includes an interim efficacy analysis by an independent data monitoring committee (“DMC”). The Company’s target timeframe for the completion of patient enrollment in this trial is the second half of 2006.

-	In January 2006, the Company reported that following the first per protocol interim safety review, the DMC recommended continuation of the pivotal Phase III clinical trial of ICA-17043 for the treatment of sickle cell disease as planned. The DMC meets approximately every six months to review unblinded safety data from the pivotal Phase III clinical trial.

-	The Company continues preparations for two additional clinical trials for ICA-17043 in the treatment of sickle cell disease. The first of these studies, expected to begin in the first half of 2006, will involve pediatric patients and will be primarily focused on the safety and pharmacokinetics of ICA-17043 in the pediatric population. The second of these studies, expected to begin in the second half of 2006, will involve sickle cell disease patients who have secondary pulmonary hypertension, a common and serious complication of this illness.

Other Clinical and Preclinical Programs

-	Development continued on the Company’s internal preclinical program in epilepsy and neuropathic pain, as well as the Company’s research programs in pain, inflammation and glaucoma.

-	During the fourth quarter, the Company provided an update on the Company’s atrial fibrillation program, currently in Phase I clinical trials in collaboration with Bristol-Myers Squibb Company (“BMS”). BMS has been conducting the clinical development of this program. Most recently this clinical development has included a Phase I proof-of-concept study, which was initiated in 2004. As previously reported, as a result of slow enrollment into this proof-of-concept study, BMS has decided to discontinue this specific clinical trial. BMS is currently considering alternative trial designs.

-	The Company’s collaboration with Astellas Pharma, Inc. (“Astellas”), the research phase of which was completed during 2003, allows for the selection of compounds generated by the collaboration by Astellas for certain specified indications and by Icagen for certain other specified indications. During the fourth quarter of 2004, Astellas had selected a compound with potential utility in the treatment of dementia, including Alzheimer’s disease, for advanced preclinical studies. Astellas recently decided not to continue the development of this particular compound, but continues to evaluate other compounds generated by the collaboration for potential further development. In addition, Icagen is currently evaluating certain other compounds with potential utility in the treatment of other central nervous system disorders, including attention deficit/hyperactivity disorder (“ADHD”).

Other Developments

-	During the fourth quarter, the Company announced the expansion of its management team with the addition of Gregory Shotzberger, Ph.D., as Vice President of Business Development. Dr. Shotzberger brings to Icagen broad experience in business development within the pharmaceutical industry spanning a twenty year period, including heading business development at King Pharmaceuticals, as well as senior level business development positions at AstraZeneca and DuPont.

-	Also during the fourth quarter, Icagen was recognized as the Healthcare/Pharmaceutical Company of the Year by the North Carolina Technology Association (NCTA).

Richard D. Katz, M.D., Chief Financial Officer, noted, “The fourth quarter and full year results were consistent with our expectations in all material respects, and reflect our continued focus on conservative financial management while spending appropriately to fund the continued development of our clinical and preclinical programs.”

Financials

Revenues for the fourth quarter of 2005 totaled $2.7 million, as compared to $2.9 million during the same period in 2004, a decrease of 7%. The decrease in revenues for the fourth quarter of 2005, as compared to the same period in 2004, was primarily due to the recognition of a milestone payment from Astellas during the fourth quarter of 2004 and decreased revenues from the Company’s collaboration with Abbott Laboratories, partially offset by increased cost sharing reimbursement from the Company’s collaboration with McNeil Consumer & Specialty Pharmaceuticals (“McNeil”) for the further clinical development of ICA-17043.

Operating expenses for the fourth quarter of 2005 were $8.4 million, as compared to $7.5 million for the same period in 2004, an increase of 12%. The increase in operating expenses for the fourth quarter of 2005, as compared to the same period in 2004, was primarily due to increased research and development expenses related to the development of ICA-17043. In addition, general and administrative expenses increased, primarily as a result of expenses associated with operating as a public company.

Net loss for the fourth quarter of 2005 was $5.3 million, as compared to $4.5 million for the same period in 2004, an increase of 18%, due primarily to higher research and development expenses and general and administrative expenses and a decrease in revenues.

Revenues for 2005 totaled $8.8 million, as compared to $6.5 million in 2004, an increase of 35%. The increase in revenues for 2005, as compared to 2004, was primarily due to increased revenues from the Company’s collaboration with McNeil for the further clinical development of ICA-17043, offset in part by decreased revenues from the Company’s collaboration with Abbott and the recognition of a milestone payment from Astellas in 2004.

Operating expenses for 2005 were $30.5 million, as compared to $23.4 million for 2004, an increase of 30%. The increase in operating expenses for 2005, as compared to 2004, was primarily due to increased research and development expenses related to the development of ICA-17043. In addition, general and administrative expenses increased, primarily as a result of expenses associated with operating as a public company.

Net loss for 2005 was $20.2 million, as compared to $16.7 million for 2004, an increase of 21%, due primarily to higher research and development expenses and general and administrative expenses, offset in part by an increase in revenues.

Financial Guidance

During 2006, the Company expects revenues to be in the range of $7 to $9 million. The revenue guidance is based upon expected revenues from the Company’s collaboration with McNeil, and does not include any additional revenues from potential new partnerships. Research and development expense during 2006 is expected to be in the range of $30 to $34 million. Research and development expense is expected to be driven largely by expenditures related to the Company’s sickle cell disease program, including the pivotal Phase III ASSERT study, the initiation of the pediatric program and the initiation of a study in sickle cell disease patients with secondary pulmonary hypertension; the Company’s program in epilepsy and neuropathic pain; and the Company’s earlier stage research programs. General and administrative expense during 2006 is expected to be in the range of $5 to $6 million. During 2006, the Company expects the operating loss to be in the range of $27 to $31 million.

The guidance provided above includes the effect of stock-based compensation expense in accordance with the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) as of January 1, 2006. For 2006, the Company expects stock-based compensation expense to be approximately $2 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

•	800-683-1585 (United States and Canada)
•	973-935-2107 (International)

Please reference reservation number 7061997.

A webcast of this conference can be accessed at http://w.on24.com/events/20522. The webcast will be archived for 90 days.

A playback of the call will be available from approximately 1:00 p.m. ET on March 1 through March 8, 2006 and may be accessed by dialing:

•	877-519-4471 (United States and Canada)
•	973-341-3080 (International)

Please reference reservation number 7061997.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

-	ICA-17043 for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

-	a compound for atrial fibrillation, which is being developed by the Company’s collaborator BMS and for which an initial Phase I safety study has been completed;

-	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies; and

-	lead compounds for dementia, including Alzheimer’s disease, for which the Company’s collaborator Astellas is conducting preclinical studies, and lead compounds for attention deficit/hyperactivity disorder (“ADHD)”, which were derived from the collaboration and for which the Company is conducting preclinical studies.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Certain Factors That May Affect Future Results” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 7, 2005. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Collaborative research and development revenues:
Research and development fees	$1,136	$1,706	$4,454	$4,643
Reimbursed research and development costs	1,583	1,206	4,340	1,851

Total collaborative research and development revenues	2,719	2,912	8,794	6,494
Operating expenses:
Research and development	7,182	6,485	25,906	20,390
General and administrative	1,257	1,027	4,589	3,041

Total operating expenses	8,439	7,512	30,495	23,431

Loss from operations	(5,720)	(4,600)	(21,701)	(16,937)
Other income, net	427	109	1,452	214

Net loss	$(5,293)	$(4,491)	$(20,249)	$(16,723)

Net loss per share—basic and diluted	$(0.24)	$(2.77)	$(1.03)	$(10.61)

Weighted average common shares outstanding—basic and diluted	21,935,552	1,623,433	19,636,848	1,575,923

Pro forma net loss per share assuming conversion of preferred stock—basic and diluted		$(0.27)	$(0.96)	$(1.03)

Pro forma weighted average common shares outstanding—basic and diluted		16,383,641	21,201,188	16,313,161

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding preferred stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

Icagen, Inc.

Reconciliation of Historical and Proforma Results

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Historical:
Numerator:
Net loss	$(5,293)	$(4,491)	$(20,249)	$(16,723)

Denominator:
Weighted-average common shares outstanding—basic and diluted	21,935,552	1,623,433	19,636,848	1,575,923

Net loss per share—basic and diluted	$(0.24)	$(2.77)	$(1.03)	$(10.61)

Pro Forma:
Numerator:
Net loss, as reported	$(5,293)	$(4,491)	$(20,249)	$(16,723)

Denominator:
Shares used above	21,935,552	1,623,433	19,636,848	1,575,923
Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis		14,760,208	1,564,340	14,737,238

Shares used to compute pro forma basic and diluted net loss per share		16,383,641	21,201,188	16,313,161

Pro forma net loss per share—basic and diluted		$(0.27)	$(0.96)	$(1.03)

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$47,763	$30,217
Other current assets	1,328	3,210
Property and equipment, net	2,130	1,906
Technology licenses and related costs, net	2,368	2,506
Other long-term assets	804	298

Total assets	$54,393	$38,137

Liabilities and stockholders’ equity
Current liabilities	$6,697	$6,671
Deferred revenue, less current portion	12,510	13,507
Equipment debt financing, less current portion	1,194	732
Stockholders’ equity	33,992	17,227

Total liabilities and stockholders’ equity	$54,393	$38,137